EXHIBIT 10 (p)

PROMISSORY NOTE

$9,450,000	April 30, 2002

FOR VALUE RECEIVED, DNCP SOLUTIONS, LLC, a Delaware limited liability company (the “Buyer”), hereby promises to pay to the order of Lucent Technologies, Inc, a Delaware corporation (“Holder”), at its address at 600 Mountain Avenue, Murray Hill, New Jersey 07974, or as Holder may designate, the principal sum of Nine Million Four Hundred Fifty Thousand Dollars ($9,450,000), together with interest on the unpaid balance thereof at a rate per annum of ten percent (10%). This Promissory Note (this “Note”) is being issued in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement dated March 29, 2002, between the Buyer and the Holder (as it may be amended, supplemented or otherwise modified and in effect from time to time, the “Purchase Agreement”). All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. The principal amount (and any accrued and unpaid interest) on this Note shall become due and payable in full on April 30, 2005. Accrued and unpaid interest shall be paid annually in arrears on each anniversary of this Note.

All payments under this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to such account as Holder may designate in writing. If any payment on this Note shall become due on a day which is not a business day, such payment shall be made on the next succeeding business day and interest shall continue to accrue until the date of payment.

The Buyer may prepay this Note at any time. All such payment shall be applied, first to the payment of all interest then accrued on the outstanding principal balance, and the balance of such payment shall be applied to reduce the outstanding principal balance.

In the event that the Buyer at any time (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary bankruptcy petition or (iii) is the subject of an involuntary bankruptcy petition which proceeding remains undismissed for sixty (60) days after commencement thereof, then in any such case, the entire amount outstanding under this Note shall immediately become due and payable, upon written notice by Holder to the Buyer.

The Buyer hereby agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses, (i) in the event any undisputed payment due hereunder is not made when due or (ii) the Buyer disputes a payment due hereunder and such dispute is resolved in favor of the Holder.

The Buyer hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or in connection with this Note.

This Note shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law thereunder.

Notices and other communications required or permitted to be given hereunder shall be given in the same manner as is provided in the Purchase Agreement.

IN WITNESS WHEREOF, the Buyer has caused this Note to be executed and delivered by its duly authorized representatives on the date first above written.

THE “BUYER”

DNCP SOLUTIONS, LLC

By:	/s/ William M. Fotts, Jr.

Name:	William M. Fotts, Jr.
Title:	Chief Financial Officer